Exhibit 99.1

For more information:
Mike Campbell, 816-842-8181
FOR IMMEDIATE RELEASE	investorrelations@inergyservices.com

Inergy Announces Closing of New Four-Year Revolving Credit Facility

Kansas City, MO (November 24, 2009) – Inergy, L.P. (Nasdaq: NRGY) announced today that it has closed a new $525 million four-year senior secured revolving credit facility. The new credit facility replaces Inergy’s old facility that was due to mature in November 2010. The syndicated transaction was led by J.P. Morgan Securities, Inc.; Wells Fargo Securities, LLC; and Banc of America Securities, LLC, each serving as joint lead arranger and joint bookrunner. The credit facility includes a diverse group of 18 banks and was well supported by our existing bank relationships as well as several new lenders to Inergy. JP Morgan Chase Bank, NA will serve as the administrative agent.

“We are pleased to have closed on this new credit facility as it further enhances Inergy’s financial strength and flexibility. We appreciate the institutions that participated in the transaction and the confidence they have in Inergy in a period of focused capital allocation,” said Brooks Sherman, Executive Vice President and CFO of Inergy. “The combination of our strong balance sheet and this expanded capacity positions us to continue the execution of our growth strategy on behalf of our unitholders.”

The credit facility consists of a $75 million revolving working capital line of credit and a $450 million revolving general partnership line of credit and includes an expansion option of up to $100 million. The credit facility may be used for general partnership purposes including the refinancing of existing indebtedness, the financing of acquisitions and capital expenditures, and the financing of working capital needs. The credit facility matures in November 2013, and amounts outstanding will bear interest at variable interest rates. The Company currently has approximately $76 million outstanding under the new credit facility.

Inergy, L.P., with headquarters in Kansas City, MO, is among the fastest growing master limited partnerships in the country. The Company’s operations include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The Company also operates a natural gas storage business; a supply logistics, transportation, and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada; and a solution-mining and salt production company.

Corporate news, unit prices, and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the Company’s website, www.inergypropane.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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